Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2013 with respect to the combined consolidated financial statements incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2012 of Diamondback Energy, Inc. in the Registration Statement on Form S-1, as amended (File No. 333-189176), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 18, 2013